Exhibit 3.1

Amendment to By-Laws

of

Loews Corporation

(October 9, 2007)

The By-Laws of Loews Corporation, a Delaware corporation, as the same have heretofore been amended, are hereby amended as follows:

A.           Section 2.8 of the By-Laws is hereby deleted and is replaced in its entirety with the following:

“2.8           Voting; Proxies.

(a) Unless otherwise provided in the Certificate of Incorporation, every Stockholder shall be entitled at every meeting of Stockholders to one vote for each share of capital stock held by such Stockholder as of the record date determined in accordance with Section 2.4 of the By-laws.  If the Certificate of Incorporation provides for more or less than one vote for any share, on any matter, every reference in the By-laws or the General Corporation Law to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock.  The provisions of Sections 212 and 217 of the General Corporation Law shall apply in determining whether any shares of capital stock may be voted and the persons, if any, entitled to vote such shares; but the Corporation shall be protected in treating the persons in whose names shares of capital stock stand on the record of Stockholders as owners thereof for all purposes.

(b) At any meeting of Stockholders, a quorum being present, all matters, except as otherwise provided by law or by the Certificate of Incorporation or by the By-laws, shall be decided by a majority of the votes cast at such meeting by the holders of shares present in person or represented by proxy and entitled to vote thereon.

(c) Except as provided in Section 3.4 of the By-laws and except for contested elections, each Director shall be elected by the vote of the majority of the votes cast with respect to such Director at any meeting for the election of Directors at which a quorum is present.  For purposes of this Section 2.8:  (i) an election is contested when (a) the Secretary receives a notice that a Stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for Stockholder nominees for Director set forth in Section 2.12 of the By-laws and (b) such nomination has not been withdrawn by such Stockholder on or prior to the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the Stockholders; and (ii) a majority of the votes cast means that the number of votes "for" a nominee must exceed the number of votes cast "against" that nominee.  The Board shall require any incumbent Director nominee who is not elected to tender his or her resignation to the Board.  The Board shall then establish a committee to consider any such resignation and make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken.  The Board will act on the Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days of the certification of the election results.  In contested elections, Directors shall be elected by a plurality of the votes cast.  For the avoidance of doubt, any vacancies on the Board as a result of a resignation contemplated by this Section 2.8(c) may be filled by the Board in accordance with Section 3.4 of the By-laws.

(d)  All elections of Directors shall be by written ballot, unless otherwise provided in the Certificate of Incorporation; if authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the Stockholder or proxy holder.  Each written ballot shall be signed by the Stockholder voting or by the proxy of such Stockholder, and shall state the number of shares voted.  On all other questions, the voting may be voice vote.

(e)  Every Stockholder entitled to vote at a meeting of Stockholders or to express consent or dissent without a meeting may authorize another person or persons to act for him by proxy.  The validity and enforceability of any proxy shall be determined in accordance with the General Corporation Law.”

B.           Article 2 of the By-Laws is hereby amended by adding the following new Section 2.12:

“2.12           Notification of Nominations.

(a)  Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors.  Nominations of persons for election as Directors may be made at any annual meeting of Stockholders (an "Annual Meeting"), or at any special meeting of Stockholders (a "Special Meeting") called for the purpose of electing Directors, (a) by or at the direction of the Board (or any duly authorized committee thereof) or (b) by any Stockholder (i) who is a Stockholder of record on the date of the giving of the notice provided for in this Section 2.12 and on the record date for the determination of Stockholders entitled to notice of and to vote at such Annual Meeting or Special Meeting, and (ii) who complies with the notice procedures set forth in this Section 2.12.

(b)  In addition to any other applicable requirements for a nomination to be made at any Annual Meeting or Special Meeting by a Stockholder, such Stockholder must have given timely notice thereof in proper written form to the Secretary.

(c)  To be timely, a Stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an Annual Meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the Stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs; and (b) in the case of nominations of persons for election as Directors at a Special Meeting called for such a purpose, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the Special Meeting was mailed or public disclosure of the date of the Special Meeting was made, whichever first occurs.

(d)  With respect to each person proposed to be nominated for election as a Director, to be in proper written form, a Stockholder's notice to the Secretary must set forth (a) as to each person, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (b) as to the Stockholder giving the notice, (i) the name and record address of such Stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such Stockholder, (iii) a description of all arrangements or understandings between such Stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such Stockholder, (iv) a representation that such Stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) all other information relating to such Stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.  Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.

(e)  No person shall be eligible for election as a Director unless nominated in accordance with the procedures set forth in this Section 2.12.  If the chairman of any Annual Meeting or Special Meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective, and such defective nomination shall be disregarded.”

C.           Sections 3.2, 3.3 and 3.5 of the By-Laws are hereby deleted and are replaced in their entirety with the following:

“3.2           Number; Qualification; Term of Office.  The number of Directors which shall constitute the Whole Board shall be not less than seven nor more than fifteen, the exact number of Directors to be fixed from time to time within such range by resolution of the Board.  This range shall not be altered without approval of the Stockholders.  Directors need not be Stockholders.  Each Director shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

3.3           Election.  The vote required to elect Directors is set forth in Section 2.8.

3.5           Resignations.  Any Director may resign at any time by notice given in writing to the Corporation.  Such resignation shall take effect at the time therein specified, and the acceptance of such resignation shall not be necessary to make it effective.  In addition, a Director shall tender his or her resignation to the Board when required in accordance with Section 2.8(c), and any such resignation shall become effective if so determined by the Board, as provided in Section 2.8(c).”